Exhibit 99.1

For release: February 26, 2015	Contact: Brian Dingerdissen
Desk.610.645.1191 BJDingerdissen@AquaAmerica.com Donna Alston Desk.610.645.1095 Mobile.484.368.4720 DPAlston@AquaAmerica.com

AQUA AMERICA ANNOUNCES 15TH CONSECUTIVE YEAR OF EARNINGS

GROWTH

Income from continuing operations up 5.4 percent

BRYN MAWR, PA – Aqua America (NYSE: WTR) today reported results for the quarter and year ending December 31, 2014.

“We are pleased to report our 15th consecutive year of earnings growth. Net income per share, including the sale of the company’s Fort Wayne, Indiana water system operations, was $1.31 compared to $1.25 in 2013. For the full year 2014, income from continuing operations was $1.20 per share versus $1.15 reported for full year 2013,” said Aqua America CEO and Chairman, Nicholas DeBenedictis.

Net income for the year increased to $233.2 million, compared to $221.3 million in the previous year. Aqua’s income from continuing operations was $213.9 million, up 5.4 percent compared to 2013. Operating revenue increased 2.4 percent to $779.9 million compared to $761.9 million in 2013.

For the fourth quarter of 2014, income from continuing operations per share increased 7.7 percent to $0.28 compared to $0.26 in the same period of 2013. Net income was up 16.1 percent to $66.8 million compared to $57.5 million in the fourth quarter of 2013, including the gain on sale of the Fort Wayne system. Revenue for the quarter was $191.4 million versus $187.1 million in the fourth quarter of the prior year, a 2.3 percent increase.

“On an ongoing basis, management continues to hone its focus on growing our customer base through acquisitions, earning a fair return on capital investments needed to address aging infrastructure, and maintaining our status as one of the nation’s most efficient utilities.”

In December, Aqua completed its sale of the Fort Wayne, Indiana water system assets for $67 million. As part of the agreement, Aqua will expand its wastewater service in Allen County through a public-private partnership with the City of Fort Wayne. Through this partnership, Aqua will treat part of the city’s wastewater flow which will be the equivalent of 10,000 additional wastewater customers. By the end of 2015, Aqua expects to have invested approximately $15 million in this wastewater system.

In 2014, Aqua maintained its status as one of the most efficient water utilities in America. Despite starting 2014 with freezing temperatures and a high number of main breaks during one of the coldest first quarters in company history, operations and maintenance expenses for continuing operations were $288.6 million, or 1.8 percent higher than 2013’s $283.6 million. Aqua’s regulated segment efficiency ratio adjusted for purchased water (a non-GAAP financial measure) continues to be the lowest among its peers at 34.7 percent for 2014.

COMPANY HIGHLIGHTS IN 2014

•	Increased dividend 8.6 percent to an annualized rate of $0.66

•	Internally funded entire capital investment program of $329 million

•	Completed 16 regulated acquisitions in 7 states, supporting customer growth of 1.3 percent

•	Completed 16 rate cases along with ongoing surcharges, expected to increase annualized revenues by $11.7 million

•	Maintained Standard & Poor’s (S&P) A+ rating for Aqua Pennsylvania

•	Lowered weighted average cost of fixed-rate, long-term debt to 4.85 percent

•	Repurchased shares as part of a buyback program to minimize shareholder dilution

•	Delivered total shareholder return of 15.9 percent in 2014, compared to 13.7 percent for the S&P 500 Index.

On February 2, 2015, Aqua’s Board of Directors approved a $0.165 per share dividend, which is payable on March 1, 2015, reflecting an increase of 8.6 percent compared to the $0.152 paid in the same quarter of 2014. The March 1, 2015 dividend marks the 70th consecutive year of paying quarterly dividends. The company has increased the dividend for 23 straight years.

In 2014, Aqua completed 16 acquisitions, including two municipal utility systems, in seven of the eight states where the company conducts regulated business. Customer growth from acquisitions and continued growth in new housing from the recession lows added 12,120 customers, an increase of 1.3 percent during 2014.

Aqua Pennsylvania’s acquisition of the Penn Township wastewater system and Aqua New Jersey’s Summit Lake water system acquisition marked the 25th and 26th municipal deals to close since 1992. These systems serve nearly 3,000 people collectively.

Aqua Ohio, the company’s second-largest subsidiary by number of customers, completed the purchase of the Lake Mohawk and Lake Tomahawk water systems at year-end 2014 for $1.8 million. The systems serve approximately 3,100 people in the northeastern part of the state and will be operated by current Aqua Ohio personnel from nearby existing operations centers. The Lake Mohawk and Lake Tomahawk acquisitions add to Aqua Ohio’s more than 150,000 people served, making it the largest private water provider in the state where it has economies of scale to effectively address regional infrastructure needs.

Additionally, Aqua Resources, the company’s non-regulated subsidiary, completed two acquisitions of water and wastewater-related service companies. Together, these acquisitions are expected to have combined annual revenues of approximately $12.5 million in 2015. “The company now offers a suite of solutions of water and wastewater services,” said DeBenedictis. Aqua Resources was also awarded five operations and maintenance contracts in 2014 for water and wastewater systems operated in Pennsylvania and New Jersey. Aqua Resources is projecting revenues of more than $30 million in 2015.

Aqua’s capital investment in 2014 to enhance water quality and other service reliability improvements for customers totaled $329 million, compared to $308 million in 2013. Tangible benefits of the capital investment program were seen in the first quarter of 2014, as freezing temperatures caused a high number of main breaks in Southeastern Pennsylvania. Of the 342 breaks experienced during the first quarter of 2014 in that service territory, only one occurred on pipe that had been replaced since the company began its accelerated water main replacement program nearly 20 years ago. The company continues to maintain its projections of investing more than $1 billion in capital investments over the next three years.

Aqua Pennsylvania and its customers continue to see benefits from the successful implementation of the repair tax accounting change. Since the company implemented the change in 2012, over half a billion dollars have been invested in the water and wastewater systems in Pennsylvania without the need to increase customer water rates or bill a surcharge.

In 2014, Aqua’s state subsidiaries received a combined 16 rate awards or infrastructure surcharges. Together, these awards are projected to provide $11.7 million in annualized revenue. To date in 2015, the company has received rate awards or surcharges in Illinois and Ohio that are expected to provide $1.6 million in annualized revenue, and has rate cases pending in Illinois and Virginia. The timing and extent to which rate increases might be granted by the applicable regulatory agencies will vary by state.

In an effort to minimize equity dilution, Aqua repurchased 560,000 shares through a buyback program during 2014. To continue this initiative of eliminating equity dilution, the Board of Directors, in December 2014, authorized a buyback program for 2015 that allows the repurchase of 1 million shares.

The company’s conference call with financial analysts will take place on Friday, February 27, 2015 at 11 a.m. Eastern Standard Time. The call will be webcast live so that interested parties can listen over the Internet by logging on to AquaAmerica.com and following the link for Investor Relations. The conference call will be archived in the investor relations section of the company’s website for 90 days following the call. Additionally, the call will be recorded and made available for replay at 2 p.m. on February 27, 2015 for 10 business days following the call. To access the audio replay in the U.S., dial 888.203.1112 (pass code 5637610). International callers can dial 719.457.0820 (pass code 5637610).

Aqua America is one of the largest U.S.-based, publicly-traded water utilities and serves nearly 3 million residents in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, Indiana, and Virginia. Aqua America is listed on the New York Stock Exchange under the ticker symbol WTR. Visit AquaAmerica.com for more information.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others: the company’s continued ability to adapt itself for the future; the continuation of the company’s capital investment program; the estimated amount of capital investment by the company planned for 2015, 2016 and 2017, and the projected impact of such investments; the continuation of the company’s growth-through-acquisition program; the company’s ability to acquire municipal and private water and wastewater utilities; the estimated revenues from rate awards received; the company’s plans to file future rate increases and the timing of the impact of such cases; the anticipated long-term performance of the company’s joint venture to provide water for the drilling in the Marcellus shale; the company’s ability to continue to deliver results; the company’s ability to fund needed infrastructure due to its financial position; the company’s continuation of investments in strategic ventures; the company’s ability to continue to deliver strong results though the company’s ability to grow its dividend and to grow earnings. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions; housing and customer growth trends; unfavorable weather conditions; the success of certain cost containment initiatives; the extent to which rate increase requests are granted and the timing of rate awards; changes in regulations or regulatory treatment; availability and access to capital; the cost of capital; disruptions in the credit markets; the success of growth initiatives; and other factors discussed in our Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission. For more information regarding risks and uncertainties associated with Aqua America’s business, please refer to Aqua America’s annual, quarterly and other SEC filings. Aqua America is not under any obligation – expressly disclaims any such obligation – to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

# # #

The company’s results stated here are unaudited. The final audited financial statements will be filed with the company’s annual report on Form 10-K. The following table shows selected operating data for the quarter and year ended December 31, 2014 and 2013 (in thousands, except per share data) for Aqua America, Inc. and subsidiaries.

Aqua America, Inc. and Subsidiaries

Selected Operating Data

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Operating revenues	$191,389	$187,078	$779,903	$761,893

Income from continuing operations	$48,954	$46,254	$213,884	$202,871

Net income attributable to common shareholders	$66,815	$57,532	$233,239	$221,300

Basic income from continuing operations per common share	$0.28	$0.26	$1.21	$1.15
Diluted income from continuing operations per common share	$0.28	$0.26	$1.20	$1.15

Basic net income per common share	$0.38	$0.33	$1.32	$1.26
Diluted net income per common share	$0.38	$0.32	$1.31	$1.25

Basic average common shares outstanding	176,660	176,660	176,864	176,140
Diluted average common shares outstanding	177,651	177,733	177,763	176,814

Aqua America, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands of dollars)

(Unaudited)

	December 31,	December 31,
	2014	2013
Net property, plant and equipment	$4,401,990	$4,138,568
Current assets	152,522	200,854
Regulatory assets and other assets	852,240	712,395

Total assets	$5,406,752	$5,051,817

Total equity	$1,655,383	$1,535,043
Long-term debt, excluding current portion	1,560,655	1,468,583
Current portion of long-term debt and loans payable	77,013	123,028
Other current liabilities	148,322	156,851
Deferred credits and other liabilities	1,965,379	1,768,312

Total liabilities and equity	$5,406,752	$5,051,817

Aqua America, Inc. and Subsidiaries

Consolidated Statement of Income

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Operating revenues	$191,389	$187,078	$779,903	$761,893
Cost & expenses:
Operations and maintenance	74,121	73,724	288,556	283,561
Depreciation	31,365	30,078	123,054	118,414
Amortization	796	1,641	3,481	5,571
Taxes other than income taxes	12,510	12,801	50,453	52,685

Total	118,792	118,244	465,544	460,231

Operating income	72,597	68,834	314,359	301,662
Other expense (income):
Interest expense, net	19,004	19,482	76,397	77,316
Allowance for funds used during construction	(1,835)	(806)	(5,134)	(2,275)
(Gain) loss on sale of other assets	(129)	(27)	4	(148)
Equity loss in joint venture	1,316	933	3,989	2,665

Income from continuing operations before income taxes	54,241	49,252	239,103	224,104
Provision for income taxes	5,287	2,998	25,219	21,233

Income from continuing operations	48,954	46,254	213,884	202,871
Discontinued operations:
Income from discontinued operations before income taxes	29,658	17,010	32,155	28,311
Provision for income taxes	11,797	5,732	12,800	9,882

Income from discontinued operations	17,861	11,278	19,355	18,429

Net income attributable to common shareholders	$66,815	$57,532	$233,239	$221,300

Income from continuing operations per share:
Basic	$0.28	$0.26	$1.21	$1.15
Diluted	$0.28	$0.26	$1.20	$1.15
Income from discontinued operations per share:
Basic	$0.10	$0.06	$0.11	$0.10
Diluted	$0.10	$0.06	$0.11	$0.10
Net income per common share:
Basic	$0.38	$0.33	$1.32	$1.26
Diluted	$0.38	$0.32	$1.31	$1.25
Average common shares outstanding:
Basic	176,660	176,660	176,864	176,140

Diluted	177,651	177,733	177,763	176,814

Aqua America, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP financial measures for continuing operations

(in thousands of dollars)

(GAAP refers to accounting principles generally accepted in the United States)

(Unaudited)

Regulated segment - Efficiency Ratio adjusted for Purchased Water

Year ended
December 31, 2014
Operating revenues (GAAP financial measure)	$756,057
Purchased Water	19,251

Adjusted operating revenues (Non-GAAP financial measure)	$736,806

Operations and maintenance expense (GAAP financial measure)	$274,754
Purchased Water	19,251

Adjusted operations and maintenance expense (Non-GAAP financial measure)	$255,503

Regulated segment efficiency ratio (GAAP financial measure)	36.3%
Regulated segment efficiency ratio adjusted for Purchased Water (Non-GAAP financial measure)	34.7%

Reconciliation of GAAP to Non-GAAP financial measures - The Company is providing disclosure of the reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measures. The Company believes that the non-GAAP financial measures provide investors the ability to measure the Company’s financial operating performance by adjustment, which is more indicative of the Company’s ongoing performance and is more comparable to measures reported by other companies.

Regulated segment - Efficiency Ratio is adjusted for Purchased Water. Information referring to “Purchased Water” refers to expense related to cost of water purchased from other non-affiliated utilities. This “Purchased Water” expense amount is deducted from the operating revenues amount and the operations and maintenance expense amount to calculate the efficiency ratio adjusted for Purchased Water.

These financial measures are measures of the Company’s operating performance that do not comply with U.S. generally accepted accounting principles (GAAP), and are thus considered to be “non-GAAP financial measures” under applicable SEC regulations. These non-GAAP financial measures are derived from our consolidated financial information, and should only be used as a supplement to our GAAP disclosures.

WTRF